Exhibit 5.1
[On Powell Goldstein LLP Letterhead]

November 6, 2007
Freedom Bancshares, Inc.
PO Box 788
Commerce GA 30529-0015

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as counsel for Freedom Bancshares, Inc., a Georgia corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of an aggregate of 357,140 shares (the "Shares") of common stock, $1.00 par value, of the Company which may be sold pursuant to any of (a) the Freedom Bancshares, Inc. 2003 Stock Incentive Plan (the “Option Plan”), (b) certain warrants (the “Warrants”) to purchase common stock originally issued to the organizers of the Company and its wholly-owned subsidiary, Freedom Bank of Georgia, and (c) certain non-qualified stock option agreements (the “Stock Option Agreements”).

We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Company and to the authorization for issuance of the Shares as we have deemed it necessary and advisable.

In all such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies.  As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate state, local and federal officials.

The opinions set forth herein are limited to the laws of the State of Georgia and applicable federal laws.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Option Plan, Warrants or Stock Option Agreements, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Powell Goldstein LLP